                                                                   EXHIBIT 11.1



                       COMPUTATION OF EARNINGS PER SHARE


                                                  Three Months ended
                                                       March 31,
                                                  1999           1998
                                                  ----           ----
Net income                                     $  203,513     $  443,287
                                               ==========     ==========

Weighted average number of common
  and common equivalent shares:

Weighted average common shares outstanding      2,448,650      2,410,661

Shares issued from assumed exercise of
  common stock equivalents (1)                         --         97,563
                                               ----------     ----------

Weighted average number of common and
  common equivalent shares outstanding          2,448,650      2,508,224
                                               ==========     ==========

Earnings per share:
         Basic                                 $      .08     $      .18
                                               ==========     ==========

         Diluted                               $      .08     $      .18
                                               ==========     ==========


(1) The number of common stock equivalents excluded from the computation of earnings per share was 7,165 because they were antidilutive.